Filed pursuant to Rule 424(b)(3)
Registration No. 333-153547

PROSPECTUS

TEXAS CAPITAL BANCSHARES, INC.

4,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 4,000,000 shares of Common Stock of Texas Capital Bancshares, Inc. by the selling shareholders identified in this prospectus. We are not selling any shares of our Common Stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of our Common Stock offered by this prospectus. We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling shareholders against certain liabilities.

The selling shareholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is quoted on the Nasdaq Global Select Market under the trading symbol “TCBI.” On September 23, 2008, the closing sale price for our Common Stock, as reported by the Nasdaq Global Select Market, was $19.79.

You should carefully consider the risk factors beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offering circular. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September 24, 2008

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Common Stock.

Unless the context otherwise requires, the terms “Texas Capital Bancshares,” “TCBI,” “Company,” “we,” “us” and “our” refer to Texas Capital Bancshares, Inc. and its subsidiaries. Unless the context otherwise requires, the term “Bank” refers to Texas Capital Bank, National Association. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and in the documents we incorporate by reference are forward-looking statements within the meaning of the U.S. federal securities laws that involve risks and uncertainties. The statements contained in this prospectus and the documents we incorporate by reference that are not purely historical, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future, are forward-looking statements. In this prospectus and the documents we incorporate by reference, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “future,” “continue,” or similar expressions also identify forward-looking statements. Examples of forward-looking statements in this prospectus and the documents we incorporate by reference include statements regarding our expectations as to demand for our products, future operating results, capital expenditures, liquidity, our indemnification obligations, the results of litigation, amortization of other intangible assets and our relationships with vendors, as well as such other statements described in existing or future documents we incorporate by reference. These statements are only predictions. We make these forward-looking statements based upon information available on the date hereof, and we have no obligation (and expressly disclaim any such obligation) to update or alter any such forward-looking statements, whether as a result of new information, future events, or otherwise. Our actual results could differ materially from those anticipated in this prospectus as a result of certain factors including, but not limited to, those set forth below in the section entitled “Risk Factors” and elsewhere in this prospectus.

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SUMMARY

This summary is not complete and does not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus and the documents incorporated by reference herein before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the shares is appropriate for you.

The Company

Overview

Texas Capital Bancshares, Inc., a financial holding company, is the parent of Texas Capital Bank, National Association, a Texas-based bank headquartered in Dallas, with banking offices in Dallas, Houston, Fort Worth, Austin and San Antonio, the state’s five largest metropolitan areas. Our market focus is commercial business and high net-worth individuals, and we offer a variety of banking products and services to our customers. We have focused on organic growth of the Bank, maintenance of credit quality and bankers with strong personal and professional relationships in their communities.

We focus on serving the needs of commercial and high net-worth customers, the core of our model since our organization. We do not incur the costs of competing in an over-branched and over-crowded consumer market. We are primarily a secured lender, and, as a result, we have experienced a low percentage of charge-offs relative to both total loans and non-performing loans since inception. Our loan portfolio is diversified by industry, collateral and geography in Texas.

Business Strategy

Utilizing the business and community ties of our management and their banking experience, our strategy is building an independent bank that focuses primarily on middle market business customers and high net worth individuals in each of the five major metropolitan markets of Texas. To achieve this, we seek to implement the following strategies:

•	target middle market business and high net worth individuals;

•	grow our loan and deposit base in our existing markets by hiring additional experienced Texas bankers;

•	continue the emphasis on credit policy to provide for credit quality consistent with long-term objectives;

•	improve our financial performance through the efficient management of our infrastructure and capital base, which includes:

•	leveraging our existing infrastructure to support a larger volume of business;

•	maintaining stringent internal approval processes for capital and operating expenses; and

•	extensive use of outsourcing to provide cost-effective operational support with service levels consistent with large-bank operations; and

•	extend our reach within our target markets of Austin, Dallas, Fort Worth, Houston and San Antonio through service innovation and service excellence.

Products and Services

We offer a variety of loan, deposit account and other financial products and services to our customers.

Business Customers.  We offer a full range of products and services oriented to the needs of our business customers, including:

•	commercial loans for general corporate purposes including financing for working capital, internal growth, acquisitions and financing for business insurance premiums;

•	permanent real estate and construction loans;

•	equipment leasing;

•	cash management services;

•	trust and escrow services; and

•	letters of credit.

Individual Customers.  We also provide complete banking services for our individual customers, including:

•	personal trust and wealth management services;

•	certificates of deposit;

•	interest bearing and non-interest bearing checking accounts with optional features such as Visa® debit/ATM cards and overdraft protection;

•	traditional money market and savings accounts;

•	consumer loans, both secured and unsecured;

•	branded Visa® credit card accounts, including gold-status accounts; and

•	Internet banking.

Corporate Information

Our principal executive offices are located at 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201, and our telephone number at these offices is (214) 932-6600. Our internet address is www.texascapitalbank.com. Please note that our website is provided as a textual reference, and the information on our website is not incorporated by reference in this prospectus.

The Offering

Common Stock offered by selling shareholders	4,000,000 shares

Common Stock outstanding after this offering	30,828,308 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds” on page 12 of this prospectus.

Risk Factors	See the “Risk Factors” section beginning on page 4 of this prospectus, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our Common Stock.

Nasdaq Global Select Market symbol	TCBI

(1)	Based on the number of shares outstanding as of September 10, 2008 and excludes shares that may be issued upon exercise of stock options and stock appreciation rights outstanding as of the date hereof.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision in the shares of our Common Stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our Common Stock could decline substantially, and you may lose all or part of your investment.

Risks related to our business

We must effectively manage our credit risk.

There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of non-payment of loans is inherent in commercial banking. Although we attempt to minimize our credit risk by carefully monitoring the concentration of our loans within specific industries and through prudent loan approval practices in all categories of our lending, we cannot assure you that such monitoring and approval procedures will reduce these lending risks. We cannot assure you that our credit administration personnel, policies and procedures will adequately adapt to changes in conditions affecting customers and the quality of the loan portfolio.

Our results of operation and financial condition would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.

Experience in the banking industry indicates that a portion of our loans in all categories of our lending business will become delinquent, and some may only be partially repaid or may never be repaid at all. Our methodology for establishing the adequacy of the allowance for loan losses depends on subjective application of risk grades as indicators of borrowers’ ability to repay. Deterioration in general economic conditions and unforeseen risks affecting customers may have an adverse effect on borrowers’ capacity to honor their obligations before risk grades could reflect those changing conditions. In times of improving credit quality, with growth in our loan portfolio, the allowance for loan losses may decrease as a percent of total loans. Changes in economic and market conditions, such as those that have recently occurred, may increase the risk that the allowance would become inadequate if borrowers experience economic and other conditions adverse to their businesses. Maintaining the adequacy of our allowance for loan losses may require that we make significant and unanticipated increases in our provisions for loan losses, which would materially affect our results of operations. Recognizing that many of our loans individually represent a significant percentage of our total allowance for loan losses, adverse collection experience in a relatively small number of loans could require an increase in our allowance. Federal regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. The regulatory agencies may require us to change classifications or grades on loans, increase the allowance for loan losses with large provisions for loan losses and to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses required by these regulatory agencies could have a negative effect on our results of operations and financial condition. For additional descriptions of risks in the loan portfolio, the methodology for determining, and information related to, the adequacy of the reserve for loan losses, see the Summary of Loan Loss Experience section in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ending December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2008 and June 30, 2008, which are incorporated by reference into this prospectus.

The growth plans for the Bank are dependent on the availability of capital and funding.

Our reliance on trust preferred and other forms of capital, as well as other short-term sources of funding, may become limited by market conditions beyond our control. Pricing of capital, in terms of interest or dividend requirements or dilutive impact on earnings available to shareholders, may increase dramatically, and an increase in costs of capital could have a direct impact on our operating performance and our ability to achieve our growth objectives. Costs of funding could also increase dramatically and affect our growth objectives, as well as our financial performance. Adverse changes in operating performance and financial condition could make capital necessary to support or maintain “well capitalized” status either difficult to obtain or extremely expensive.

Our operations are significantly affected by interest rate levels.

Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income we earn as a result of interest paid to us on loans and investments and interest we pay to third parties such as our depositors and those from whom we borrow funds. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and from mismatches in the timing and rate at which our assets and liabilities reprice. Although we have implemented strategies which we believe reduce the potential effects of changes in interest rates on our results of operations, these strategies may not always be successful. In addition, any substantial and prolonged increase in market interest rates could reduce our customers’ desire to borrow money from us or adversely affect their ability to repay their outstanding loans by increasing their costs since most of our loans have adjustable interest rates that reset periodically. If our borrowers’ ability to repay is adversely affected, our level of non-performing assets would increase and the amount of interest earned on loans would decrease, thereby having an adverse effect on our operating results. Any of these events could adversely affect our results of operations or financial condition.

Our business faces unpredictable economic and business conditions.

General economic conditions and specific business conditions impact the banking industry and our customers’ businesses. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including:

•	national and local economic conditions;

•	the supply and demand for investable funds;

•	interest rates; and

•	federal, state and local laws affecting these matters.

Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on our results of operation and financial condition, which would likely adversely affect the market price of our Common Stock. Our Bank’s customer base is primarily commercial in nature, and our Bank does not have a significant branch network or retail deposit base. In periods of economic downturn, business and commercial deposits may tend to be more volatile than traditional retail consumer deposits and, therefore, during these periods our financial condition and results of operations could be adversely affected to a greater degree than our competitors that have a larger retail customer base.

Our recent operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth. Various factors, such as competition, economic conditions, interest rates and regulatory considerations, may impede growth in our business and markets we serve.

We are dependent upon key personnel.

Our success depends to a significant extent upon the performance of certain key employees, the loss of whom could have an adverse effect on our business. Although we have entered into employment agreements with certain employees, we cannot assure you that we will be successful in retaining key employees.

Our business is concentrated in Texas and a downturn in the economy of Texas may adversely affect our business.

A substantial majority of our business is located in Texas. As a result, our financial condition and results of operations may be affected by changes in the Texas economy. A prolonged period of economic recession or other adverse economic conditions in Texas may result in an increase in non-payment of loans and a decrease in collateral value.

Our business strategy includes growth plans within our target markets and, if we fail to manage our growth effectively as we pursue our expansion strategy, it could negatively affect our operations.

We intend to develop our business by pursuing a growth strategy within our target markets. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. In order to execute our growth strategy successfully, we must, among other things:

•	identify and expand into suitable markets and lines of business;

•	build our customer base;

•	maintain credit quality;

•	attract sufficient deposits to fund our anticipated loan growth;

•	attract and retain qualified bank management in each of our targeted markets;

•	identify and pursue suitable opportunities for opening new banking locations; and

•	maintain adequate regulatory capital.

Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.

We compete with many larger financial institutions which have substantially greater financial resources than we have.

Competition among financial institutions in Texas is intense. We compete with other financial and bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have substantially greater financial resources, lending limits and larger branch networks than we do, and are able to offer a broader range of products and services than we can. Failure to compete effectively for deposit, loan and other banking customers in our markets could cause us to lose market share, slow our growth rate and may have an adverse effect on our financial condition and results of operations.

The risks involved in commercial lending may be material.

We generally invest a greater proportion of our assets in commercial loans than other banking institutions of our size, and our business plan calls for continued efforts to increase our assets invested in these loans. Commercial loans may involve a higher degree of credit risk than some other types of loans due, in part, to their larger average size, the effects of changing economic conditions on commercial loans, the dependency on the cash flow of the borrowers’ businesses to service debt, the sale of assets securing the loans, and disposition of collateral which may not be readily marketable. Losses incurred on a relatively small number of commercial loans could have a materially adverse impact on our results of operations and financial condition.

Real estate lending in our core Texas markets involves risks related to a decline in value of commercial and residential real estate.

Our real estate lending activities, and the exposure to fluctuations in real estate values, are significant. The market value of real estate can fluctuate significantly in a relatively short period of time as a result of market conditions in the geographic area in which the real estate is located. If the value of the real estate serving as collateral for our loan portfolio were to decline materially, a significant part of our loan portfolio could become under-collateralized and we may not be able to realize the amount of security that we anticipated at the time of originating the loan. Conditions in certain segments of the real estate industry, including homebuilding, lot development and mortgage lending, may have an effect on values of real estate pledged as collateral in our markets. The inability of purchasers of real estate, including residential real estate, to obtain financing may weaken the financial condition of borrowers dependent on the sale or refinancing of property. Failure to sell some loans held for sale in accordance with contracted terms may result in mark to market charges to other operating income associated with assigning a value to such loans based on their correct market price. In addition, after we mark to market any such loans, we may transfer such loans into the loans held for investment portfolio where they will then be subject to changes in grade, classification, accrual status, foreclosure, or loss which could have an effect on the adequacy of the allowance for loan losses.

Our future profitability depends, to a significant extent, upon revenue we receive from our middle market business customers and their ability to meet their loan obligations.

We expect that our future profitability will depend, to a significant extent, upon revenue we receive from middle market business customers, and their ability to meet existing and future loan obligations. As a result, adverse economic conditions or other factors adversely affecting this market segment may have a greater adverse effect on us than on other financial institutions that have a more diversified customer base.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our customers. In addition, we must be able to protect the computer systems and network infrastructure utilized by us against physical damage, security breaches and service disruption caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, will continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. In addition, the failure of our customers to maintain appropriate security for their systems may increase our risk of loss by exposing our computer systems and network to damage, security breaches or service disruptions. We have and will continue to incur costs training our customers about protection of their systems. However, we cannot be assured that this training will be adequate to avoid risk to our customers or to us.

We are subject to extensive government regulation and supervision.

We are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy, operations and growth, among other things. These regulations also impose obligations to maintain appropriate policies, procedures and controls, among other things, to detect, prevent and report money laundering and terrorist financing and to verify the identities of our customers. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. We expend substantial effort and incur costs to improve our systems, audit capabilities, staffing and training in order to satisfy regulatory requirements, but the regulatory authorities may determine that such efforts are insufficient. Failure to comply with relevant laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. Furthermore, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Commission and Nasdaq that are applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, we have experienced, and may continue to experience, greater compliance costs.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Periodically, hurricanes have caused extensive flooding and destruction along the coastal areas of Texas, including communities where we conduct business, and our operations in Houston have been disrupted to a minor degree. While the impact of these hurricanes did not significantly affect us, other severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Our management maintains significant control over us.

Our current executive officers and directors beneficially own slightly more than 10% of the outstanding shares of our Common Stock. Accordingly, our current executive officers and directors are able to influence, to a significant extent, the outcome of all matters required to be submitted to our shareholders for approval (including decisions relating to the election of directors), the determination of day-to-day corporate and management policies and other significant corporate activities.

There are substantial regulatory limitations on changes of control.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Board of Governors of Federal Reserve System. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of the notes or shares of our Common Stock into which the notes may be converted.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for you to receive a change in control premium.

Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our shareholders as beneficial to their interests. These provisions include advance notice requirements for nominations of directors and shareholders’ proposals, and the authorization of the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested shareholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested shareholder unless certain specified conditions are satisfied.

We are subject to claims and litigation pertaining to fiduciary responsibility.

From time to time, customers make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or be circumvented.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may develop and grow new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition. All service offerings, including current offerings and those which may be provided in the future may become more risky due to changes in economic, competitive and market conditions beyond our control.

Risks related to our industry

The earnings of financial services companies are significantly affected by general business and economic conditions.

Our operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance and the strength of the U.S. economy and the local economies in which we operate, all of which are beyond our control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, among other things, any of which could have a material adverse impact on our results of operation and financial condition.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business and, in turn, our results of operation and financial condition.

We compete in an industry that continually experiences technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services which our customers may require. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Consumers and businesses may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. Any reduction in the use of banks as financial intermediaries could result in the loss of interest and fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss by us of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our results of operations and financial condition.

Risks related to our Common Stock

Our stock price can be volatile.

Stock price volatility may make it more difficult for you to resell our Common Stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

In addition, recently the stock market generally experienced extreme price and volume fluctuations. General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

The trading volume in our Common Stock is less than that of other larger financial services companies.

Although our Common Stock is listed for trading on the Nasdaq Global Select Market, the trading volume in our Common Stock is less than that of other larger financial services companies. A deep, liquid and orderly public trading market for our Common Stock depends on the presence in the marketplace of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our Common Stock, significant sales of our Common Stock, or the expectation of these sales, could cause the our stock price to fall.

An investment in our Common Stock is not an insured deposit.

Our Common Stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, any other deposit insurance fund or by any other public or private entity. Investment in our Common Stock is inherently risky for the reasons described in this “Risk Factors” section and is subject to the same market forces that affect the price of Common Stock in any company. As a result, if you acquire our Common Stock, you may lose some or all of your investment.

The holders of our junior subordinated debentures have rights that are senior to those of our shareholders.

As of June 30, 2008, we had $113.4 million in junior subordinated debentures outstanding that were issued to our statutory trusts. The trusts purchased the junior subordinated debentures from us using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

We must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our Common Stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of our Common Stock. If certain conditions are met, we have the right to defer interest payments on the junior subordinated debentures (and the related trust preferred securities) at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period, during which time no dividends may be paid to holders of our Common Stock.

We do not currently pay dividends. Our ability to pay dividends is limited, and we may be unable to pay dividends in the future.

We do not currently pay dividends. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our Bank to pay dividends to us is limited by the Bank’s regulatory obligations to maintain sufficient capital and by other restrictions on its dividends. If these regulatory requirements are not met, our Bank will not be able to pay dividends to us, and we would be unable to pay dividends on our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHODERS

The shares of Common Stock covered by this prospectus include 4,000,000 shares of Common Stock that we issued to certain selling shareholders in a private placement completed on September 10, 2008.

The table below sets forth, to our knowledge, information about the selling shareholders as of September 10, 2008. As of September 10, 2008, there were 30,828,308 shares of our Common Stock outstanding.

We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering. For purposes of this table, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we refer to in this prospectus as the Commission, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Each of the selling shareholders has represented to us that it purchased the securities to be resold pursuant to this prospectus in the ordinary course of business and that, at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities covered by this prospectus.

	Shares of Common Stock		Number of	Shares of Common Stock
	Beneficially Owned		Shares of	to be Beneficially Owned
	Prior to Offering		Common Stock	after the Offering
Name of Selling Shareholder	Number	Percentage	Being Offered	Number	Percentage

T. Rowe Price Small-Cap Stock Fund, Inc.(1)	1,000,000	3.2%	362,600	637,400	2.1%
T. Rowe Price Institutional Small-Cap Stock Fund(1)	63,700	*	19,400	44,300	*
T. Rowe Price New Horizons Fund, Inc.(1)	472,000	*	472,000	—	—
T. Rowe Price New Horizons Trust(1)	13,600	*	13,600	—	—
T. Rowe Price U.S. Equities Trust(1)	3,100	*	1,600	1,500	*
T. Rowe Price Financial Services Fund, Inc.(1)	55,000	*	55,000	—	—
T. Rowe Price Small-Cap Value Fund, Inc.(1)	906,555	2.9%	545,900	360,655	1.2%
T. Rowe Price Personal Strategy Income Fund(1)	3,700	*	1,100	2,600	*
T. Rowe Price Personal Strategy Balanced Fund(1)	9,700	*	2,700	7,000	*
T. Rowe Price Personal Strategy Balanced Portfolio(1)	1,200	*	500	700	*
T. Rowe Price Personal Strategy Growth Fund(1)	10,200	*	3,600	6,600	*
City of New York Deferred Compensation Plan-NYC 457/401K(1)	13,600	*	13,600	—	—
TD Mutual Funds — TD US Small-Cap Equity Fund(1)	16,000	*	4,600	11,400	*
AIG Retirement Company I - Small Cap Fund(1)	12,800	*	3,800	9,000	*
Sandler O’Neill Asset Management — Malta Titan Fund, L.P.(2)	350,000	1.1%	350,000	—	—
Sandler O’Neill Asset Management — Malta Hedge Fund, L.P.(2)	15,900	*	15,900	—	—
Sandler O’Neill Asset Management — Malta Hedge Fund II, L.P.(2)	93,900	*	93,900	—	—
Sandler O’Neill Asset Management — Malta Offshore, Ltd.(2)	27,400	*	27,400	—	—
Sandler O’Neill Asset Management — Malta MLC Fund, L.P.(2)	70,300	*	70,300	—	—
Sandler O’Neill Asset Management — Malta MLC Offshore, Ltd.(2)	81,600	*	81,600	—	—
Sandler O’Neill Asset Management — Malta Partners, L.P.(2)	10,900	*	10,900	—	—
SOAM Capital Partners, L.P.(2)	250,000	*	250,000	—	—
Hare and Co FBO John Hancock Regional Bank Fund(3)	665,787	2.2%	665,787	—	—
Hare and Co FBO John Hancock Bank and Thrift Fund(3)	334,213	1.1%	334,213	—	—
Banc Fund VI L.P.(4)	146,770	*	18,570	128,200	*
Banc Fund VII L.P.(5)	308,293	1.0%	95,505	212,788	*

	Shares of Common Stock		Number of	Shares of Common Stock
	Beneficially Owned		Shares of	to be Beneficially Owned
	Prior to Offering		Common Stock	after the Offering
Name of Selling Shareholder	Number	Percentage	Being Offered	Number	Percentage

Banc Fund VIII L.P.(6)	39,525	*	35,925	3,600	*
Citadel Equity Fund Ltd.(7)	529,310	*	450,000	79,310	*

*	Less than 1%.

(1)	T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed in this table as well as shares owned by certain other individuals and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact the beneficial owner of such securities. T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Associates, Inc. is an affiliate of T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, which is a subsidiary of T. Rowe Price Associates, Inc. TRPIS does not engage in underwriting or market-making activities involving individual securities.

(2)	Terry Maltese is the managing member and President of Sandler O’Neill Asset Management, LLC and certain of its affiliates (together “SOAM”). In this capacity, Mr. Maltese exercises voting and dispositive power over the shares of our Common Stock held by this selling shareholder.

(3)	Lisa Welch, who is the portfolio manager of this selling shareholder, has sole voting and investment control over the shares of our Common Stock held by this selling shareholder.

(4)	Charles J. Moore, who is a member of The Banc Funds Company, L.L.C., which is the general partner of MidBanc VI L.P., which is the general partner of the selling shareholder, has sole voting and investment control of the shares of Common Stock held by this selling shareholder.

(5)	Charles J. Moore, who is a member of The Banc Funds Company, L.L.C., which is the general partner of MidBanc VII L.P., which is the general partner of the selling shareholder, has sole voting and investment control of the shares of Common Stock held by this selling shareholder.

(6)	Charles J. Moore, who is a member of The Banc Funds Company, L.L.C., which is the general partner of MidBanc VIII L.P., which is the general partner of the selling shareholder, has sole voting and investment control of the shares of Common Stock held by this selling shareholder.

(7)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

Pursuant to the Registration Rights Agreement, dated September 8, 2008, among us and the selling shareholders (the “Registration Rights Agreement”), we agreed to register for resale the common stock received by the selling shareholders in a private placement and to indemnify the selling shareholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus; however, the selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of such shares.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes those persons and entities listed on pages 13 and 14 of this prospectus and certain permitted transferees to whom such persons and entities may transfer the shares, including (i) transferees who are investment advisory clients, affiliates, subsidiaries or parent companies, family members or family trust for the benefit of such persons or entities, (ii) transferees who share a common discretionary investment advisor with such persons or entities, or (iii) transferees who are partners or members of such persons or entities, as the case may be, who agree to act through a single representative. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Global Select Market;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers in privately negotiated transactions;

•	in options transactions; and any other legal method.

In addition, any shares that qualify for sale pursuant to Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus.

If the selling shareholders effect such transactions by selling shares of our Common Stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom the may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the Common Stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling shareholders and broker-dealers who execute sales for selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states may restrict the selling shareholders from selling their shares unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling shareholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which all shares covered by this prospectus have been sold or shall have otherwise ceased to be covered by this prospectus and (ii) the date on which all remaining shares covered by this prospectus may be sold pursuant to Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 (or any successor thereto) under the Securities Act, after taking into account any holders’ possible status as an “affiliate” of ours as determined by our counsel pursuant to a written opinion letter addressed to our transfer agent to such effect (provided at least 12 months have lapsed since shares covered by this prospectus were acquired from us as calculated in accordance with Rule 144).

Once sold under the shelf registration statement for which this prospectus is a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock being offered by the selling shareholders in this offering will be passed upon by Patton Boggs LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Texas Capital Bancshares, Inc. appearing in Texas Capital Bancshares, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of Texas Capital Bancshares, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document in our files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. We file electronically with the Commission. We make available, free of charge through our website, our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the Commission. Additionally, we have adopted and posted on our website a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. The address for our website is http://www.texascapitalbank.com. We will provide a printed copy of any of the aforementioned documents to any requesting shareholder.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts which are omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement.

INCORPORATION OF CERTAIN INFORMATON BY REFERENCE

As permitted by Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the Commission’s public reference room or through its Internet site.

We are incorporating by reference information we file with the Commission, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as needed until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	Current Reports on Form 8-K, filed on January 17, 2008, April 11, 2008, April 18, 2008, July 18, 2008 and September 8, 2008;

•	The description of our Common Stock contained in the Registration Statement on Form 10 filed on August 24, 2001; and

•	All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

Any statement contained in a document that is incorporated by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference herein) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to Texas Capital Bancshares, Inc., 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201, Attention: Myrna Vance (telephone: 214-932-6600).